            Computation of the Ratios of Earnings to Fixed Charges
                                 (In thousands)


                                                       Historical Consolidated
                                    -------------------------------------------------------------
                                       1994        1995         1996         1997         1998
Fixed Charges
  Interest Expense                  $  40,887   $  46,974    $  63,340    $  82,455    $ 109,705
  Rental expense included
    in fixed charges                    2,856       3,755        4,887        2,639        4,017
                                    -------------------------------------------------------------
      Total fixed charges              43,743      50,729       68,227       85,094      113,722
                                    -------------------------------------------------------------
Earnings
  Pre-tax (loss) income                27,689     (11,773)     (47,410)      (6,173)     (22,550)
  Plus: fixed charges                  43,743      50,729       68,227       85,094      113,722
                                    -------------------------------------------------------------
      Total earnings                $  71,432   $  38,956    $  20,817    $  78,921    $  91,172
                                    -------------------------------------------------------------
Ratio of earnings to fixed charges        1.6          --(a)        --(a)        --(a)        --(a)

                                        Pro forma            Pro forma
                                      Consolidated       Restricted Group
                                      ------------       ----------------
                                          1998                 1998
Fixed Charges
  Interest Expense                      $124,810             $49,843
  Rental expense included
    in fixed charges                       4,017               1,505
                                        --------             -------
      Total fixed charges                128,827              51,349
                                        --------             -------
Earnings
  Pre-tax (loss) income                  (22,162)            (13,081)
  Plus: fixed charges                    128,827              51,349
                                        --------             -------
       Total earnings                   $106,665             $38,267
                                        --------             -------
Ratio of earnings to fixed charges            --(a)               --(a)

(a) Earnings were insufficient to cover fixed charges by $11.8 million, $47.4 million, $6.2 million and $22.6 million for the Company for the historical periods ended December 31, 1995, 1996, 1997 and 1998. Earnings were insufficient to cover fixed charges by $22.2 million for the Company and $13.1 million for the Restricted Group on a pro forma basis for the year ended December 31, 1998